Exhibit 10.6

CONSULTING AGREEMENT

This Consulting Agreement (this "Agreement") is made as of September 1st, 2015, by and between AppSoft Technologies, Inc., a Nevada corporation (the "Company"), and Svetlana Konopelko ("Consultant").

1.          Consulting Relationship. During the term of this Agreement, Consultant will provide consulting services to the Company as described on Exhibit A hereto (the "Services"). Consultant represents that Consultant is duly licensed (if applicable) and has the qualifications, the experience and the ability to properly perform the Services. Consultant shall use Consultant's best efforts to perform the Services such that the results are satisfactory to the Company. Consultant shall devote at least [ TBD % of Consultant's time/ TBD hours per week] to performance of the Services.

2.          Fees. As consideration for the Services to be provided by Consultant and other obligations, the Company shall pay to Consultant the amounts specified in Exhibit B hereto at the times specified therein.

3.          Expenses. Consultant shall not be authorized to incur on behalf of the Company any expenses and will be responsible for all expenses incurred while performing the Services unless otherwise agreed to by the Company's President, which consent shall be evidenced in writing for any expenses in excess of N/A. As a condition to receipt of reimbursement, Consultant shall be required to submit to the Company reasonable evidence that the amount involved was both reasonable and necessary to the Services provided under this Agreement.

4.          Term and Termination. Consultant shall serve as a consultant to the Company for a period commencing on September 1st, and terminating on the earlier of (a) the date Consultant completes the provision of the Services to the Company under this Agreement, or (b) the date Consultant shall have been paid the maximum amount of consulting fees as provided in Exhibit B hereto.

Notwithstanding the above, either party may terminate this Agreement at any time upon three (3) business days' written notice. In the event of such termination, Consultant shall be paid for any portion of the Services that have been performed prior to the termination.

Should either party default in the performance of this Agreement or materially breach any of its obligations under this Agreement, including but not limited to Consultant's obligations under the Confidential Information and Invention Assignment Agreement between the Company and Consultant referenced below, the non-breaching party may terminate this Agreement immediately if the breaching party fails to cure the breach within ten (10) business days after having received written notice by the non breaching party of the breach or default.

5.          Independent Contractor. Consultant's relationship with the Company will be that of an independent contractor and not that of an employee.

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6.          Method of Provision of Services. Consultant shall be solely responsible for determining the method, details and means of performing the Services. Consultant may, at Consultant's own expense, employ or engage the services of such employees, subcontractors, partners or agents, as Consultant deems necessary to perform the Services (collectively, the "Assistants"). The Assistants are not and shall not be employees of the Company, and Consultant shall be wholly responsible for the professional performance of the Services by the Assistants such that the results are satisfactory to the Company. Consultant shall expressly advise the Assistants of the terms of this Agreement, and shall require each Assistant to execute and deliver to the Company a Confidential Information and Invention Assignment Agreement substantially in the form attached to this Agreement as Exhibit D hereto (the "Confidentiality Agreement").

(a)          No Authority to Bind Company. Consultant acknowledges and agrees that Consultant and its Assistants have no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

(b)          No Benefits. Consultant acknowledges and agrees that Consultant and its Assistants shall not be eligible for any Company employee benefits and, to the extent Consultant otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement, Consultant (on behalf of itself and its employees) hereby expressly declines to participate in such Company employee benefits.

(c)          Withholding; Indemnification. Consultant shall have full responsibility for applicable withholding taxes for all compensation paid to Consultant or its Assistants under this Agreement, and for compliance with all applicable labor and employment requirements with respect to Consultant's self-employment, sole proprietorship or other form of business organization, and with respect to the Assistants, including state worker's compensation insurance coverage requirements and any U.S. immigration visa requirements. Consultant agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to Consultant or its Assistants.

7.          Supervision of Consultant's Services. All of the services to be performed by Consultant, including but not limited to the Services, will be as agreed between Consultant and the Company's Chief Operating Officer. Consultant will be required to report to the Chief Operating Officer concerning the Services performed under this Agreement. The nature and frequency of these reports will be left to the discretion of the Chief Operating Officer.

8.          Consulting or Other Services for Competitors. Consultant represents and warrants that Consultant does not presently perform or intend to perform, during the term of the Agreement, consulting or other services for, or engage in or intend to engage in an employment relationship with, companies who businesses or proposed businesses in any way involve products or services which would be competitive with the Company's products or services, or those products or services proposed or in development by the Company during the term of the Agreement (except for those companies, if any, listed on Exhibit E hereto). If, however, Consultant decides to do so, Consultant agrees that, in advance of accepting such work, Consultant will promptly notify the Company in writing, specifying the organization with which Consultant proposes to consult, provide services, or become employed by and to provide information sufficient to allow the Company to determine if such work would conflict with the terms of this Agreement, including the terms of the Confidentiality Agreement, the interests of the Company or further services which the Company might request of Consultant. If the Company determines that such work conflicts with the terms of this Agreement, the Company reserves the right to terminate this Agreement immediately. In no event shall any of the Services be performed for the Company at the facilities of a third party or using the resources of a third party.

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9.          Confidentiality Agreement. Consultant shall sign, or has signed, a Confidentiality Agreement, on or before the date Consultant begins providing the Services.

10.         Conflicts with this Agreement. Consultant represents and warrants that neither Consultant nor any of the Assistants is under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Consultant represents and warrants that Consultant's performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to commencement of this Agreement. Consultant warrants that Consultant has the right to disclose and/or or use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties, and which Consultant discloses to the Company or uses in the course of performance of this Agreement, without liability to such third parties. Notwithstanding the foregoing, Consultant agrees that Consultant shall not bundle with or incorporate into any deliveries provided to the Company herewith any third party products, ideas, processes, or other techniques, without the express, written prior approval of the Company. Consultant represents and warrants that Consultant has not granted and will not grant any rights or licenses to any intellectual property or technology that would conflict with Consultant's obligations under this Agreement. Consultant will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the Services.

11.         Miscellaneous.

(a)          Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company.

(b)          Sole Agreement. This Agreement, including the Exhibits hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

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(c)           Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by email or fax (upon customary confirmation of receipt), or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party's address or fax number as set forth on the signature page or as subsequently modified by written notice.

(d)          Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of [California], without giving effect to the principles of conflict of laws.

(e)          Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(f)          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(g)          Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

The parties have executed this Agreement as of the date first written above.

THE COMPANY:

APPSOFT TECHNOLOGIES

By:	/S/ Brian Kupchik

Name: Brian Kupchik
Title: Chief Executive Officer

Address:	1225 Franklin Avenue suite 325
Garden City, NY 11530

CONSULTANT:

Svetlana Konopelko

/S/ Svetlana Konopelko

Address:
Ukraine Kiev Revutskogo st. 42a 27

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EXHIBIT A

DESCRIPTION OF CONSULTING SERVICES

	Description of Services	Schedule/Deadline
1.	Design & Graphics	TBD
2.

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EXHIBIT B

COMPENSATION

Check applicable payment terms:

☐	For Services rendered by Consultant under this Agreement, the Company shall pay Consultant at the rate of TBD per hour, payable monthly. Unless otherwise agreed upon in writing by Company, Company's maximum liability for all Services performed during the term of this Agreement shall not exceed $2000.

☐	Consultant shall be paid NA upon the execution of this Agreement and balance upon completion of the Services specified on Exhibit A to this Agreement.

☐	The Company will recommend that the Board grant a non-qualified option to purchase NA shares of the Company's Common Stock, at an exercise price equal to the fair market value (as determined by the Company's Board of Directors) on the date of grant, and which will vest and become exercisable as follows: NA

☐	Consultant is authorized to incur the following expenses: NA

☐	Other: NA

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